Exhibit 10.5
SECOND AMENDMENT TO
CONSOLIDATED, AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
AND LOAN DOCUMENTS
          THIS SECOND AMENDMENT TO CONSOLIDATED, AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND LOAN DOCUMENTS, dated as of May 20, 2008 (the “Amendment”), by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (the “Lender”), and SILVERLEAF RESORTS, INC. (formerly known as SILVERLEAF VACATION CLUB, INC.), a Texas corporation (the “Borrower”).
W I T N E S S E T H:
          WHEREAS, Lender and Borrower are parties to that certain Consolidated, Amended and Restated Loan and Security Agreement, dated as of February 21, 2007, as amended by that certain Amendment to Consolidated, Amended and Restated Loan and Security Agreement and Loan Documents, dated as of October 31, 2007 (collectively, the “Agreement”);
          WHEREAS, Lender has agreed with Borrower to purchase approximately $40,000,000 of certain asset backed secured notes to be issued by Silverleaf Finance VI, LLC, a bankruptcy-remote, special purpose entity established by Borrower (“SFVI”); and
          WHEREAS, in connection with Lender’s purchase of such notes, Lender and Borrower have agreed to make certain modifications to the Agreement as set forth herein.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Except as expressly set forth herein, terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.
     2. Acquisition Loan Component. The term “Acquisition Loan Component” is hereby amended in its entirety to read as follows:
          “Acquisition Loan Component. The Acquisition Loan Component shall be that portion of the Loan that may be used by Borrower to fund the acquisition of the Real Property in an aggregate amount not to exceed $10,000,000.00, subject to the terms and provisions of this Agreement.”
     3. Commitment. The term “Commitment” is hereby amended in its entirety to read as follows:
          “Commitment. The term “Commitment” shall refer singly to the obligation of Lender to make a Loan or Loans to Borrower and collectively to all Loans to be made by Lender to Borrower as provided herein. The maximum aggregate Commitment of Lender hereunder shall be $100,000,000.00, provided, however, that: (i) the maximum Commitment of Lender with respect to the Acquisition Loan Component shall be $10,000,000.00; (ii) the maximum Commitment of the Lender with respect to the Inventory Loan Component shall be $50,000,000.00; (iii) the Maximum aggregate Commitment of Lender with respect to the Acquisition Loan Component and the Inventory Loan Component shall be $50,000,000.00; and (iv) the maximum aggregate Commitment of Lender hereunder shall be reduced by the aggregate of: (x) the outstanding principal balance from time to time of the Notes purchased by Lender pursuant to the Note Purchase Documents and (y) an amount equal to ten and one half percent (10.5%) of the outstanding principal balance of the TFC Conduit Loan from time to time. The available amount of the Commitment that Borrower may borrow from time to time as an Advance hereunder shall be determined by Lender on the date of each request by Borrower for an Advance, but in no event less frequently than the last day of each month during the Term hereof, based upon the then current aggregate principal balance on each such determination date of the Loan, the Notes and the TFC Conduit Loan.”
     4. Interest Rate. The term “Interest Rate” is hereby amended in its entirety to read as follows:
          “Interest Rate. The Interest Rate on: (i) the Receivable Note shall bear interest at a variable rate, adjusted as of each Prime Rate Determination Date, equal to the Prime Rate, determined as of each Prime Rate Determination Date, but in no event shall the Interest Rate on the Receivable Note be less than six percent (6.0%) per annum at any time; (ii) the Inventory Note shall bear interest at a variable rate, adjusted as of each Prime Rate Determination Date, equal to the Prime Rate, determined as of each Prime Rate Determination Date, plus one percent (1.0%) per annum, but in no event shall the Interest Rate on the Inventory Note be less than six percent (6.0%) per annum at any time; and (iii) the Acquisition Note shall bear interest at a variable rate, adjusted as of such Prime Rate Determination Date, equal to the Prime Rate, determined as of each Prime Rate Determination Date, plus three percent (3.0%) per annum, but in no event shall the Interest Rate on the Acquisition Note be less than eight percent (8.0%) per annum at any time.”
     5. TFC Conduit Loan. The term “TFC Conduit Loan” is hereby amended in its entirety to read as follows:
     “TFC Conduit Loan. Shall mean that certain loan facility provided by Textron Financial Corporation (TFC) to SPV in accordance with the terms of the Silverleaf Finance II Documents, as evidenced by: (i) the Subordinated Note dated as of December 19, 2003 in the original principal amount of $66,380,808.54 made by SPV to TFC and (ii) the Subordinated Note dated as of March 28, 2005 in the original principal amount of $26,333,737.55 made by SPV to TFC, regardless of whether such notes are now or hereafter held by TFC.”
     6. Section 1 is hereby amended to add the following new definitions:
          “Notes. The term “Notes” shall mean the asset backed secured notes that are purchased by Lender from SFVI pursuant to the Note Purchase Documents.”

          “Note Purchase Documents. The term “Note Purchase Documents” shall mean the documents and agreement, dated as of May 1, 2008, pursuant to which Lender has purchased or will purchase from SFVI the Notes.”
     7. Section 2.2(c) of the Agreement is hereby amended in its entirety to read as follows:
          “(c) Acquisition Loan Component. Upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to, Section 2.7 hereof, the Lender shall, in its sole and absolute discretion, make Advances with respect to the Acquisition Loan Component to the Borrower, and the Borrower may, subject to Lender’s approval, borrow, repay and reborrow from the Acquisition Loan Component during the Revolving Loan Term in an amount not to exceed at any time the lesser of (i)[A] with respect to unimproved Real Property, 70% of the actual cost paid by Borrower for said Real Property; or [B] with respect to the improved Real Property, 75% of the actual cost paid by Borrower for such Real Property or (ii) $10,000,000.00; provided, however, that the fair market value of any such property, as determined by Lender in its sole discretion based on an acceptable appraisal, shall in each case equal or exceed such actual costs. Notwithstanding anything in this Section 2.2(c) or Section 2.2(b) to the contrary, the aggregate amount of all Advances outstanding from time to time with respect to the Acquisition Loan Component and the Inventory Loan Component may not exceed, in the aggregate, $50,000,000.”
     8. Section 2.6 is hereby amended in its entirety to read as follows:
          “2.6 Loan Component Ratio. Borrower shall maintain, at all times during the term of the Loan, a ratio between (a) the average outstanding principal balance of the Receivable Loan Component for the trailing six (6) month period and (b) the aggregate average outstanding principal balances of the Acquisition Loan Component and the Inventory Loan Component for the trailing six (6) month period of 1 to 1 computed monthly. If the 1 to 1 ratio is not maintained for any such six month period, and during that same period, the average outstanding principal balance of the Receivable Loan Component is less than $50,000,000, Borrower shall pay Lender a fee equal to 1/4% of the difference between the average outstanding principal balance of the Receivable Loan Component for such six (6) month period and $50,000,000. Furthermore, if either: (i) the ratio between the outstanding principal balance of the Receivable Loan Component and the aggregate outstanding principal balances of the Acquisition Loan Component and the Inventory Loan Component shall be less than .5 to 1 at anytime or (ii) the ratio between the outstanding principal balance of the Receivable Loan Component and the outstanding principal balance of the Acquisition Loan Component shall be less than 1 to 1 at anytime (each an “Event of Non Funding”), then Lender shall not be obligated to loan nor shall Borrower be entitled to borrow any Advance of the Inventory Loan Component or the Acquisition Loan Component.”
     9. Section 2.7 is hereby amended in its entirety to read as follows:
          “2.7 Maximum Obligation of Textron Financial Corporation Under the Loan. Borrower acknowledges, agrees and confirms as follows: (i) notwithstanding anything to the contrary in Section 2.2(b) and 2.2(c) hereof, the aggregate principal balance of the Acquisition Loan Component and the Inventory Loan Component shall not exceed

$50,000,000.00; and (ii) notwithstanding anything to the contrary herein, in any other Loan Document or in any document evidencing or securing the Receivable Loan Component, the Inventory Loan Component and/or the Acquisition Loan Component, Lender shall not be obligated to fund any Advance hereunder, whether of the Receivable Loan Component, the Inventory Loan Component and/or the Acquisition Loan Component, that, when taken together with all loans or advances made by Lender to Borrower under this Agreement, the Receivable Loan Agreement, and/or the Restated Inventory Loan Agreement and the outstanding principal balance of the Notes and an amount equal to ten and one-half percent (10.5%) of the outstanding principal balance of the TFC Conduit Loan, would cause the aggregate amount of such loans, advances and principal balances to exceed a maximum aggregate amount of $100,000,000.00. The available amount of the Commitment that Borrower may borrow from time to time as an Advance hereunder shall be determined by Lender on the date of such request by Borrower for Advance, but in no event less frequently than the last day of each month during the Term hereof, based upon the then current aggregate principal balance as of each such determination date of the Loan, the Notes and the TFC Conduit Loan.”
     10. The following new Section 2.12 is added:
          “2.12 Minimum Loan Usage Fee. In addition to the interest payable pursuant to this Agreement, during the Revolving Loan Term Borrower shall pay to Lender, on the first day of each month, a usage fee equal to the product of: (a) $100,000,000.00 (less the aggregate average daily outstanding principal balance, during the immediately preceding month, of the Acquisition Loan Component, the Inventory Loan Component, the Receivable Loan Component, the Notes and an amount equal to ten and one-half percent (10.5%) of the average daily outstanding principal balance, during the immediately preceding month, of the TFC Conduit Loan) times (b) one quarter percent (.25%).”
     11. Section 7.1w(ii) is hereby amended in its entirety to read as follows:
          “(ii) Marketing and Sales Expenses. As of the last day of each fiscal quarter, Borrower will not permit the preceding twelve (12) month cumulative ratio of Marketing and Sales Expenses to the Borrower’s net proceeds from the sale of Intervals as recorded on the Borrower’s financial statements for the immediately preceding twelve (12) consecutive months to equal or exceed a ratio of .60 to 1.”
     12. Section 7.1w(iv) is hereby amended in its entirety to read as follows:
          “(iv) Interest Coverage. The Interest Coverage Ratio for Borrower shall be at least 1.25:1 calculated quarterly on the last day of each calendar quarter on a trailing twelve (12) month basis. The term Interest Coverage Ratio means with respect to any Person on a trailing twelve (12) month basis, the ratio of (a) EBITDA for such period less capital expenditures as determined in accordance with GAAP, for such period to (b) the interest expense minus all non-cash items constituting interest expense for such period.”
     13. Further Documentation. Borrower agrees to execute and deliver to Lender: any and all additional documentation as Lender may now or hereafter require in order to effectuate the terms and conditions of this Amendment.

     14. Effect of Amendment. Except as herein expressly amended, the Agreement shall remain in full force and effect.
     15. Ratification and Confirmation. Except as herein expressly amended, Borrower hereby ratifies, confirms, assumes and agrees to be bound by all of representations, warranties, statements, covenants and agreements set forth in the Agreement and the other Loan Documents. The Borrower reaffirms, restates and incorporates by reference all of the representations, warranties, covenants and agreements made in the Loan Documents as if the same were made as of this date. The Borrower agrees to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents, and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default. In addition, to further secure, and to evidence and confirm the securing of, the prompt and complete payment and performance by the Borrower of the Loan and all of the Obligations, for value received, Borrower unconditionally and irrevocably assigns, pledges and grants to Lender, and hereby confirms or reaffirm the prior granting to Lender of, a continuing first priority Lien, mortgage and security interest in and to all of the Collateral, whether now existing or hereafter acquired. Also, as provided in the Loan Documents, the Loan is and shall be further secured by the Liens and security interests in favor of Lender in the properties and interests relating to Additional Eligible Resorts, which now or hereafter serve as collateral security for any Obligations. On the date of this Amendment and thereafter upon satisfaction of the requirements for approval by Lender of Additional Eligible Resorts, Borrower shall record, or cause to be recorded, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements in the appropriate public records of the state in which each Resort is located to further evidence and perfect the Lender’s Lien on the Collateral. Borrower agrees to deliver or cause to be delivered by its Affiliates, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements as Lender may deem necessary to further evidence and perfect the Lender’s Lien on the Collateral.
     16. Estoppel. The Loan constitutes valuable consideration to the Borrower, which consideration is uninterrupted and continuous since the dates on which the Loan was first made. This Amendment and the other Loan Documents and the Loan modifications and transactions provided for or contemplated hereunder or thereunder, shall in no way adversely affect the Lien or perfection or priority of any Lien of Lender as of the date hereof in and to any Collateral, and are not intended to constitute, and do not constitute or give rise to, any novation, cancellation or extinguishment of any of Borrower’s Obligations existing as of the date hereof to Lender, or of any interests owned or held by Lender (and not previously released) in and to any of the Collateral; it being the intention of the parties that the transactions provided for or contemplated herein shall be effectuated without any interruption in the continuity of the value and consideration received by Borrower, and of the attachment, perfection, priority and continuation in favor of Lender in and to all Collateral and proceeds.
     17. Loan Documents. This Amendment shall amend, without the necessity of any further agreements, all Loan Documents as of the date hereof to reflect the decrease of the Acquisition Loan Component from $20,000,000.00 to $10,000,000.00.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf as of the day and year first written above.

Witnessed By:	TEXTRON FINANCIAL CORPORATION

/S/ JAY MARTIN	By	/S/ JOHN D’ANNIBALE
Name:
/S/ SHANNON MUNSON	Its:

SILVERLEAF RESORTS, INC.

JERI BAKER	By	/S/ ROBERT M. SINNOTT
Name: Robert M. Sinnott
MIKE NORRIS	Its:	Chief Financial Officer

STATE OF CONNECTICUT	)
)ss:
COUNTY OF HARTFORD	)
          At                      in said County and State on this 2ND day of June 2008, personally appeared John D’Annibale duly authorized Vice President of Textron Financial Corporation, and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Textron Financial Corporation.

Before me:	/S/ MARIE G. IRIGARRY Notary Public in and for said State
My Commission Expires: July 31, 2012

STATE OF TEXAS	)
)ss:
COUNTY OF DALLAS	)
          At                      in said County and State on this 20th day of May 2008, personally appeared Robert M. Sinnott, duly authorized officer of SILVERLEAF RESORTS, INC., and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Silverleaf Resorts, Inc., a Texas corporation, on behalf of the corporation.

Before me:	/S/ JOANN POSIVAL Notary Public in and for said State
My Commission Expires: July 22, 2008